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                                                                    EXHIBIT 10.8

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

     THIS TAX SHARING AND INDEMNIFICATION AGREEMENT ("Agreement") is made and entered into as of July 25, 2001, by and between American BioScience, Inc., a California corporation ("ABI"), and American Pharmaceutical Partners, Inc., a
                         ---
California corporation ("APP").

                                    RECITALS

     A. ABI is the common parent corporation of an affiliated group of corporations (the "ABI Consolidated Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The ABI Consolidated Group includes APP. The ABI Consolidated Group have heretofore joined in the filing of consolidated federal income tax returns.

     B. ABI expects that as a result of sales of shares of APP, including through a public offering, APP will cease to be a member of the ABI Consolidated Group, although APP may continue to be included in Combined Tax returns (as defined herein).

     C. ABI and APP desire to provide for the payment of Income Taxes (as defined herein) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes, and provide for certain other matters relating to Income Taxes.

     NOW, THEREFORE, in consideration of the agreements contained herein and intending to be legally bound hereby, ABI and APP agree as follows:

                                  ARTICLE 1.
                                 DEFINITIONS

     1.1  Definitions.

     For purposes of this Agreement, the terms set forth below shall have the following meanings, in addition to the terms defined elsewhere in this
Agreement:

     (a) "Actually Realized" or "Actually Realizes" shall mean, for purposes of determining the timing of the occurrence of any Income Tax Benefit, the time at which the amount of Income Taxes paid by such person is reduced below the amount of Income Taxes that such person would have been required to pay but for the occurrence of such Income Tax Benefit. In the case of an Income Tax Benefit in the form of a Refund, "Actually Realized" or "Actually Realizes" means the date such Refund is received.

     (b) "Carryback" shall mean the carryback of a Tax Asset (including, without limitation, a net operating loss, a net capital loss or a tax credit) by APP from a Post-Deconsolidation Taxable Period to a Pre-Deconsolidation Taxable Period.

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     (c)  "Combined Tax" shall mean, with respect to each foreign, state or local taxing jurisdiction, any Income Tax payable to such foreign, state or local taxing jurisdiction in which a member of the APP Group files tax returns with a member of the ABI Sub-Group, on a consolidated, combined, or unitary basis for purposes of such Income Tax.

     (d) "Deconsolidation" shall mean any event pursuant to which APP ceases to be a member of the ABI Consolidated Group.

     (e) "Deconsolidation Date" means the day on which APP ceases to be a member of the ABI Consolidated Group, as determined under Treas. Reg. (S)1.1502-76(b).

     (f)  "Federal Tax" shall mean any tax imposed under Subtitle A of the Code.

     (g) "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to taxes other than Federal Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review, or modification through proceedings or otherwise, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations, or (iii) the payment of tax by ABI with respect to any item disallowed or adjusted by any taxing authority where ABI determines in good faith that no action should be taken to recoup such payment.

     (h) "ABI Consolidated Group" shall mean, at any time, ABI and each direct and indirect corporate subsidiary eligible to join with ABI in the filing of a consolidated Federal Tax return.

     (i) "ABI Sub-Group" shall mean, at any time, ABI and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of the APP Group.

     (j) "ABI Sub-Group Separate Return" shall mean an Income Tax return of ABI or a member of the ABI Sub-Group for a Post-Deconsolidation Tax Period other than a Combined Tax return.

     (k) "Income Tax" (i) shall mean (A) any foreign or any United States federal, state or local tax, charge, fee, impost, levy or other assessment which is based upon, measured by, or calculated with respect to (1) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), or (2) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which tax may be based, by which it may be measured, or with respect to which it may be calculated, is described in clause (i)(A)(1) of this definition, together with (B) any interest, penalties, fines, additions to tax or additional amounts imposed by any taxing jurisdiction with respect thereto,

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and (ii) shall include any transferee liability in respect of an amount described in clause (i) of this definition.

     (l) "Income Tax Benefit" shall mean, in respect of a person or group of persons for any taxable period, the excess of (A) the hypothetical Income Tax liability of such person or group of persons for such taxable period, calculated as if the use of a Tax Asset had not occurred but with all other facts unchanged, over (B) the actual Income Tax liability of such person or group of persons for such taxable period, calculated taking into account the use of such Tax Asset (and treating a Refund as a negative Income Tax liability, and taking into account credits (if any), for purposes of such calculation).

     (m) "APP Combined Tax Liability" shall mean, with respect to any jurisdiction and any taxable year or part thereof for which Combined Tax is due, an amount of Combined Tax determined in accordance with the principles set forth in the definition of APP Federal Tax Liability; provided, however, that the total amount of the APP Combined Tax Liability shall also include, to the extent not included after application of the principles set forth in the definition of APP Federal Tax Liability, any actual Income Tax liability owed in a jurisdiction in which a member of the APP Group files or is included in a Combined Tax return, to the extent the Income Tax liability shown on such return exceeds the amount of such liability that would have been owed had no member of the APP Group been included in such return.

     (n) "APP Federal Tax Liability" shall mean, with respect to any taxable year or portion thereof during which APP is a member of the ABI Consolidated Group, the sum of the APP Group's Federal Income Tax liability, computed as if the APP Group were not and never were part of the ABI Consolidated Group, but rather were a separate affiliated group of corporations filing a consolidated federal income tax return pursuant to Section 1501 of the Code; provided, however, that transactions with members of the ABI Sub-Group shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions, and that Deconsolidation will trigger any deferred amounts, excess loss accounts, or similar items. Such computation shall be made (A) without regard to the income, deductions (including net operating loss and capital loss deductions), and credits in any year of any member of the ABI Consolidated Group that is not a member of the APP Group, (B) by taking account of all Tax Assets of the APP Group other than any Tax Asset which produces an Income Tax Benefit to ABI in accordance with Section 2.1(c)(iii) and (C) reflecting the positions, elections, and accounting methods used by ABI in preparing the consolidated Federal Tax return for the ABI Consolidated Group.

     (o) "APP Group" shall mean, at any time, APP and any direct or indirect corporate subsidiaries of APP that would be eligible to join with APP, with respect to Federal Taxes, in the filing of a consolidated federal income tax return and, with respect to Combined Taxes, in the filing of a consolidated, combined, or unitary

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Income Tax return if APP were not consolidated, combined, or filing on a unitary basis with any member of the ABI Sub-Group.

     (p) "APP Group Separate Return" shall mean an Income Tax return of APP or a member of the APP Group for a Post-Deconsolidation Tax Period other than a Combined Tax return.

     (q) "Post-Deconsolidation Tax Period" means (i) any tax period, or portion thereof, beginning and ending after the date of Deconsolidation, and (ii) with respect to a tax period that begins before and ends after the date of Deconsolidation, such portion of the tax period that commences on the day immediately after the date of Deconsolidation.

     (r) "Pre-Deconsolidation Tax Period" means (i) any tax period, or portion thereof, beginning and ending before or on the date of Deconsolidation, and (ii) with respect to a period that begins before and ends after the date of Deconsolidation, such portion of the tax period ending on and including the date of Deconsolidation.

     (s) "Refund" shall mean any refund of Income Taxes, including any reduction in Income Tax liabilities by means of a credit, offset or otherwise.

     (t) "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other deduction, credit, or tax attribute which could reduce Income Tax (including, without limitation, deductions and credits related to alternative minimum taxes).

     1.2  Internal References.

     Unless the context indicates otherwise, references to Articles, Sections, and paragraphs shall refer to the corresponding articles, sections, and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                                  ARTICLE 2.
                                 TAX SHARING

     2.1  Tax Sharing.

     (a) General. For each taxable year of the ABI Consolidated Group during which income, loss, or credit against tax of the APP Group is includible in the consolidated Federal Tax return of the ABI Consolidated Group, APP shall pay to ABI an amount equal to the APP Federal Tax Liability, and for each taxable period during which income, loss, or credit against tax of any member of the APP Group is includible in a return relating to a Combined Tax, APP shall pay to ABI an amount equal to the APP Combined Tax Liability for such taxable period, each as shown on the Pro Forma Returns (as defined in paragraph (c) below). Subject to receipt of the payments described in the first two sentences of this Section 2.1(a), and subject to the provisions of Section 2.1(d), ABI shall be liable for and shall indemnify the APP

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Group against all Income Taxes due with respect of all consolidated Federal Tax returns of the ABI Consolidated Group, and all returns relating to a Combined
Tax.

     (b) Estimated Payments. For each taxable period as to which Section 2.1(a) applies, ABI may determine the amount of the estimated tax installment of the APP Federal Tax Liability (corresponding to ABI's estimated Federal Tax installment), as determined under the principles of Section 2.1(a). If ABI makes such a determination, APP shall pay to ABI, within ten (10) business days (i) of the statutorily mandated payment date or (ii), if later, of the date of delivery of a written request for such payment under this Section 2.1(b), the amount so determined. In addition for each taxable period as to which Section 2.1(a) applies, ABI may determine under provisions of applicable law the amount of the estimated tax installment of the APP Combined Tax Liability (corresponding to the relevant estimated Combined Tax installment), as determined under the principles of Section 2.1(a). If ABI makes such a determination, APP shall pay to ABI, within ten (10) business days (i) of the statutorily mandated payment date or (ii), if later, of the date of delivery of a written request for such payment under this Section 2.1(b), the amount so determined.

     (c)  Payment of Taxes at Year-End.

     (i) Within thirty (30) days after the date the ABI Consolidated Group's Federal Tax return is filed, ABI shall make available to APP a pro forma Federal Tax return (a "Pro Forma Federal Return") of the APP Group reflecting the APP Federal Tax Liability. Within thirty (30) days after the date the last Combined Tax return is filed for the fiscal year to which such returns relate, ABI shall make available to APP the relevant pro forma Combined Tax returns (each a "Pro Forma Combined Tax Return" and together with the Pro Forma Federal Returns, the "Pro Forma Returns") of the APP Group reflecting the relevant APP Combined Tax Liability. The Pro Forma Returns shall be prepared in good faith in a manner generally consistent with past practice.

     (ii) Within ten (10) days of the receipt by APP of a Pro Forma Federal Return, APP shall pay to ABI, or ABI shall pay to APP, as appropriate, an amount equal to the difference, if any, between the APP Federal Tax Liability reflected on the Pro Forma Federal Return for such year and the aggregate amount of the estimated installments of the APP Federal Tax Liability for such year made pursuant to Section 2.1(b). Within ten (10) days of the receipt of the Pro Form Combined Tax Returns, APP shall pay to ABI, or ABI shall pay to APP, as appropriate, an amount equal to the difference, if any, between the APP Combined Tax Liability reflected on the relevant Pro Forma Combined Tax Returns and the aggregate amount of the estimated installments paid with respect to the corresponding APP Combined Tax Liability pursuant to Section 2.1(b).

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     (iii)  If, under applicable law and consistent with this Agreement, the ABI
     Sub-Group avails itself of a Tax Asset of the APP Group, ABI shall pay to APP an amount equal to the Income Tax Benefit attributable to such Tax Asset, if and when Actually Realized by ABI. The parties agree that all net operating losses and net capital losses of the ABI Consolidated Group shall be taken into account by ABI in the order in which such net operating losses and net capital losses have arisen; all other Tax Assets of the APP Group shall be taken into account by ABI in the above-described manner, subject, however, to the ordering rules then in effect under the Code.

     (iv) In the event that ABI makes a cash deposit with a taxing authority in order to stop the running of interest or makes a payment of tax and correspondingly takes action to recoup such payment (such as suing for a refund), APP shall pay to ABI, within ten (10) days (i) of the date such cash deposit is made by ABI or (ii) if later, of the date of delivery of a written request for such payment under this Section 2.1(c)(iv), an amount equal to APP's share of the amount so deposited or paid (calculated in a manner consistent with the determinations provided in this Article 2). Upon receipt by ABI of a refund of any amounts paid by it in respect of which APP shall have advanced an amount hereunder, ABI shall pay to APP the amount of such refund, together with any interest received by it on such refund, within ten (10) days of the receipt of such refund. If and to the extent that any claim for refund or contest based thereupon shall be unsuccessful, the payment by APP under this Section 2.1(c)(iv) may be credited by ABI toward any of APP's obligations under this Section 2.1.

     (d) Treatment of Adjustments. If any adjustment is made in a Federal Tax return of the ABI Consolidated Group or in a return relating to a Combined Tax of the ABI Consolidated Group, after the filing thereof, in which income or loss of the APP Group (or any member thereof) is included, then at the time of a Final Determination of the adjustment APP shall pay to ABI, or ABI shall pay to APP, as the case may be, the difference between all payments actually made under
Section 2.1 with respect to the taxable year or period covered by such tax return and all payments that would have been made under Section 2.1 taking such adjustment into account together with any penalties actually paid and interest for each day until the date of Final Determination calculated at the rate determined, in the case of a payment by APP, under Section 6621(a)(2) of the Code and, in the case of a payment by ABI, under Section 6621(a)(1) of the Code.

     (e) Preparation of Consolidated and Combined Returns. For all taxable periods ending on or before the Deconsolidation Date, so long as the ABI Consolidated Group elects to file (i) consolidated Federal Tax returns as permitted by Section 1501 of the Code or (ii) any Combined Tax return as permitted by applicable state law, APP shall consent to the filing of such returns by ABI. ABI shall prepare and file such returns and any other returns, documents, or statements required to be filed with the Internal Revenue Service with respect to the determination of the Federal Tax liability of the ABI Consolidated Group and with

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the appropriate taxing authorities with respect to the determination of a
Combined Tax liability. With respect to such return preparation, ABI shall act in good faith with regard to all members included in an applicable return. ABI shall have the right with respect to any consolidated Federal Tax return or return relating to a Combined Tax that it has filed or will file to determine in good faith (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions should be requested, and (iii) the elections that will be made by any member of the ABI Consolidated Group.

     (f) Contest of Consolidated and Combined Returns. ABI shall have the right, in good faith, to (i) contest, compromise, or settle any adjustment or deficiency proposed, or as a result of any audit of any Federal Tax return or return relating to a Combined Tax, (ii) file, prosecute, compromise or settle any claim for refund, and (iii) determine whether any refunds shall be received by way of refund or credited against tax liabilities. In addition, ABI shall prepare and file ruling requests, and take all other actions on behalf of any member of the ABI Consolidated Group that it deems appropriate in providing tax services to the members of the ABI Consolidated Group. ABI shall, to the extent such information is available, advise APP of any significant APP tax issue being audited or contested by the federal, state, local or other relevant taxing authorities, shall keep APP informed with respect to any audit, contest, compromise or settlement thereof, and shall provide to APP copies (subject to deletion of nonrelevant information) of all material correspondence relating to such contest.

     (g) APP Consent. Notwithstanding anything to the contrary in Section 2.1(e) or Section 2.1(f), except as ABI shall determine, in good faith, is required by law, without the express written consent of APP, which consent shall not be unreasonably withheld or delayed, ABI shall not file any amended Federal Tax return or Combined Tax return, settle any tax claim or assessment, file any ruling request, make any Tax election, or surrender any right to claim a Refund, if a principal effect of such action is to increase a APP Federal Tax Liability or a APP Combined Tax Liability.

     (h) Separate Returns. APP shall prepare, or cause to be prepared, and file, or cause to be filed, all APP Group Separate Returns, and shall pay, or cause to be paid, all Income Tax due with respect to such returns. ABI shall prepare, or cause to be prepared, and file, or cause to be filed, all ABI Sub-Group Separate Returns, and shall pay, or cause to be paid, all Income Tax due with respect to such returns.

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                                  ARTICLE 3.
                             POST-DECONSOLIDATION

     3.1  Additional Rights and Liabilities Post-Deconsolidation.

     (a) Apportionment of Tax Attributes. If the ABI Consolidated Group has a Tax Asset, the portion, if any, of such Tax Asset that shall be apportioned to the APP Group and treated as a carryover to the first Post-Deconsolidation taxable period of the APP Group shall be determined in accordance with Treasury Regulations (S)(S)1.1502-79 and 1.1502-79A; provided, however, that the portion, if any, of any consolidated unused foreign tax credit which shall be apportioned to the APP Group shall be determined separately with respect to each of the items of income listed in Code section 904(d). No Federal Tax Asset of the ABI Consolidated Group, other than those described in the first sentence hereof, and no Combined Tax Asset of the ABI Consolidated Group, shall be apportioned to the APP Group, except as ABI determines is otherwise required under the provisions of applicable law. ABI shall determine the portion, if any, of any Tax Asset which must (absent a Final Determination to the contrary) be apportioned to the APP Group in accordance with this Section 3.1(a) and applicable law, and shall provide written notice of the calculation thereof to APP as soon as practicable after the information necessary to make such calculation becomes available to ABI.

     (b) Apportionment of Consolidated Section 382 Limitation. In the event that, after the date of this Agreement and prior to Deconsolidation, the ABI Consolidated Group suffers an ownership change resulting in a consolidated
Section 382 limitation (within the meaning of Treasury Regulations (S)1.1502-
95T), then, upon Deconsolidation, ABI shall equitably apportion the consolidated
Section 382 limitation between the ABI Sub-Group and the APP Group as permitted by Treasury Regulations (S)1.1502-95T(c) and shall prepare and file the election to apportion the consolidated Section 382 limitation in accordance with the provisions of Treasury Regulations (S)1.1502-95T(e). APP agrees to cooperate in the preparation, execution and filing of such election.

     (c) APP Group Separate Returns. APP shall prepare, or cause to be prepared all APP Group Separate Returns. APP covenants that on or after a Deconsolidation it will not, nor will it cause or permit any member of the APP Group to make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any other action, omit to take any action, or enter into any transaction that results in any increase in the tax liability or reduction of any Tax Asset of the ABI Consolidated Group in respect of any Pre-Deconsolidation Tax Period, without first obtaining the written consent of an authorized representative of ABI.

     (d) Carrybacks. Except to the extent otherwise consented to by ABI or prohibited by applicable law, APP (on its own behalf and on behalf of the APP Group) shall elect to relinquish, waive or otherwise forego all Carrybacks. In the event that APP is prohibited by applicable law to relinquish, waive or otherwise

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forego a Carryback (or ABI consents thereto), (i) ABI shall cooperate with APP, at APP's expense, in seeking from the appropriate taxing jurisdiction such Refund as reasonably would result from such Carryback, and (ii) APP shall be entitled to any Income Tax Benefit Actually Realized by a member of the ABI Consolidated Group (including any interest thereon received from such taxing jurisdiction), to the extent that such Income Tax Benefit is directly attributable to such Carryback, within 10 days after such Income Tax Benefit is Actually Realized; provided, however, that APP shall indemnify and hold the members of the ABI Consolidated Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of benefit from the use of tax attributes generated by a member of the ABI Consolidated Group (x) that expire unutilized, but would have been utilized but for such Carryback, or (y) the use of which is postponed to a later taxable period than the taxable period in which such tax attributes otherwise would have been utilized but for such Carryback. Nothing in this Agreement shall require ABI to file a claim for refund of Federal Taxes or Combined Taxes which ABI, in its sole discretion, determines lacks substantial authority, as defined in the Code and the Treasury Regulations thereunder. If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the ABI Consolidated Group that is directly attributable to a Carryback, then ABI (or its designee) shall make a payment to APP, or APP shall make a payment to ABI (or its designee), as may be necessary to adjust the payments between APP and ABI (or its designee) to reflect the payments that would have been made under this Section 3.1(d) had the adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 3.1(d).

     (e) Refunds. Except to the extent provided in Section 3.1(d) hereof, ABI shall be entitled to all Refunds (and any interest thereon received from the applicable taxing jurisdiction) in respect of Income Taxes for all Pre-Deconsolidation Tax Periods. Except to the extent provided in Section 3.1(d), APP shall be entitled to all Refunds (and any interest thereon received from the applicable taxing jurisdiction) in respect of Income Taxes paid by APP with respect to APP Group Separate Returns and attributable to Post-Deconsolidation Tax Periods included in Combined Tax returns. A party receiving a Refund to which another party is entitled pursuant to this Section 3.1(e) shall pay the amount to which such other party is entitled within ten days after such Refund is Actually Realized. ABI shall be permitted to file, and APP shall fully cooperate with ABI in connection with, any claim for Refund in respect of an Income Tax for which ABI is responsible pursuant to Section 2.1 (a) hereof.

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                                  ARTICLE 4.
                                MISCELLANEOUS

     4.1  Limitation of Liability.

     Neither ABI nor APP shall be liable to the other for any special, indirect, incidental, or consequential damages of the other arising in connection with this Agreement.

     4.2  Subsidiaries.

     (a) Performance. ABI agrees and acknowledges that ABI shall be responsible for the performance of the obligations of each member of the ABI Sub-Group hereunder applicable to such subsidiary. APP agrees and acknowledges that APP shall be responsible for the performance by each member of the APP Group of the obligations hereunder applicable to such member.

     (b) Application to Present and Future Subsidiaries. This Agreement is being entered into by ABI and APP on behalf of themselves and each member of the ABI Sub-Group and the APP Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the ABI Sub-Group or the APP Group in the future. ABI shall cause each member of the ABI Consolidated Group, and APP shall cause each member of the APP Group, to comply fully with the terms of this Agreement. Each party shall, upon the written request of the other, cause any of their respective group members to execute and deliver a counterpart of this Agreement.

     4.3  Cooperation.

     (a) APP, on behalf of itself and each member of the APP Group, agrees to provide ABI (or its designee) with such cooperation or information as ABI (or its designee) reasonably shall request in connection with the determination of any other calculations described in this Agreement, the preparation or filing of any Income Tax return or claim for Refund, or the conduct of any proceeding relating to Income Tax. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing jurisdiction or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information that APP or any member of the APP Group may possess, (iii) the provision of such additional information and explanations of documents and information provided under this

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Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by ABI (or its designee), (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax return, a claim for a Refund, or in connection with any proceeding, including such waivers, consents or powers of attorney as may be necessary for ABI to exercise its rights under this Agreement, and (v) the use of APP's reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Upon reasonable notice, APP shall make its, or shall cause each member of the APP Group to make its, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 4.3(a) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax returns or claims for Refund or in conducting any proceeding. It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish ABI as the sole agent for Income Tax purposes with respect to all ABI consolidated Federal Tax returns and Combined Tax returns.

     (b) ABI, on behalf of itself and each member of the ABI Sub-Group, agrees to provide APP (or its designee) with such cooperation or information as APP (or its designee) reasonably shall request in connection with the determination of any other calculations described in this Agreement, the preparation or filing of any Income Tax return or claim for Refund, or the conduct of any proceeding relating to Income Tax. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing jurisdiction or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information that ABI or any member of the ABI Sub-Group may possess, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by APP (or its designee), (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax return, a claim for a Refund, or in connection with any proceeding, including such waivers, consents or powers of attorney as may be necessary for APP to exercise its rights under this Agreement, and (v) the use of ABI's reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Upon reasonable notice, ABI shall make its, or shall cause each member of the ABI Sub-Group to make its, employees and facilities available on a mutually convenient basis to provide explanation of any documents

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or information provided hereunder. Any information obtained under this Section
4.3(b) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax returns or claims for Refund or in conducting any proceeding. Notwithstanding any other provision of this Agreement, neither APP, nor any of member of the APP Group shall have any right to receive or obtain any information relating to Income Taxes of ABI or the ABI Consolidated Group other than (i) information relating solely to APP or a member of the APP Group, and (ii) information required to be provided pursuant to Section 2.1(f) hereof.

     4.4  Retention of Records.

     APP agrees to retain all Income Tax returns, related schedules and workpapers, and all material records and other documents as required under Code
Section 6001 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Income Tax law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Deconsolidation Date or (ii) any taxable period that may be subject to a claim hereunder, until the later of (x) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax returns and other documents relate and (y) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement. ABI shall notify APP whenever the applicable statute of limitations for any taxable period, including extensions, expires or, if sooner or later, as the case may be, whenever a Final Determination has occurred with respect to such taxable period. From and after the end of the period described in the first sentence of this Section 4.4, if APP wishes to dispose of any such records and documents, then APP shall provide written notice thereof to ABI and shall provide ABI the opportunity to take possession of any such records and documents within 90 days after such notice is delivered, at ABI's sole cost and expense; provided, however, that if ABI does not, within such 90-day period, confirm its intention to take possession of such records and documents, APP may destroy or otherwise dispose of such records and documents.

     4.5  Agent.

     Each member of the APP Group hereby irrevocably appoints ABI as its agent and limited attorney-in-fact to take any action as ABI may deem necessary or appropriate to effect Section 2.1 including, without limitation, those actions specified in Treasury Regulation (S)1.1502-77(a).

     4.6  Amendments.

     This Agreement may not be amended or terminated orally, but only by a writing duly executed by or on behalf of the parties hereto. Any such amendment shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of ABI and APP by any of their respective presidents or vice presidents.

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     4.7  Resolution of Disputes.

     Any disputes between the parties concerning the calculation of amounts, allocation, or attribution of costs, or any Tax Asset or Income Tax Benefit, or similar accounting matters shall be resolved in accordance with ABI's interpretation of this Agreement, unless APP shall provide ABI with an opinion of a nationally recognized public accounting firm to the effect that such interpretation is unreasonable. If such opinion takes the position that ABI's interpretation of this Agreement is unreasonable, and the parties, conferring in good faith, cannot thereafter successfully resolve such dispute in a timely manner, then either party may submit the matter to binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall occur in New York City pursuant to Article VIII of the Separation Agreement entered into between the parties as of the date hereof , unless the otherwise agreed by the parties. The arbitrator(s) may, in such proceeding, award attorney's fees and costs to the prevailing party.

     4.8  Severability.

     If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal, or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

     4.9  Notices.

     All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (a) or (b)), addressed as follows:

     (1)  If to ABI to:

          American BioScience, Inc.
          2730 Wilshire Boulevard, #110
          Santa Monica, CA  90403
          Fax:  (310) 998-8553

          Attn:  President

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

     (2)  If to APP, to:

          American Pharmaceutical Partners, Inc.
          10866 Wilshire Blvd., Suite 1270
          Los Angeles, CA  90024
          Fax:  (310) 470-7472

          Attn:  Chief Financial Officer

     4.10  Expenses.

     Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from its respective obligations under this Agreement.

     4.11  Further Assurances.

     ABI and APP shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such instruments and take such other actions as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, or other instrument delivered pursuant hereto.

     4.12  Entire Agreement.

     This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

     4.13  Successors.

     This Agreement shall be binding upon and inure to the benefit of any successor, by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of ABI and APP succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party hereto.

     4.14  Authorization, etc.

     Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver, and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement instrument or order binding on such party.

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

     4.15  Titles and Headings.

     Titles and headings to sections herein are for convenience and reference only and are not intended to be a part, or to affect the meaning or interpretation, of this Agreement.

     4.16  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     4.17  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed by a duly authorized officer as of the date first above written.


American BioScience, Inc.                 American Pharmaceutical Partners, Inc.





   /s/ Patrick Soon-Shiong, M.D.             /s/ Patrick Soon-Shiong, M.D.
By______________________________          By______________________________
  Title: President                          Title: President


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